Exhibit 99.1

Encorium Group Reports Preliminary Revenue Totals

f or 2006; Provides 2007 Revenue Guidance

Organic Net Revenue Growth of 20% to 36% Anticipated in 2007

WAYNE, PA, February 5, 2007 — Encorium Group, Inc. (Nasdaq: ENCO), a leader in the design, development, and management of complex clinical trials and patient registries for many of the world’s leading pharmaceutical and biotechnology companies, announced today preliminary 2006 revenue totals, 2007 revenue outlook and a backlog adjustment.

Encorium anticipates that combined net revenues of the Company and its newly acquired European business, formerly known as Remedium Oy, will be approximately $25 million for the twelve month period ended December 31, 2006. The acquisition of Remedium Oy by Encorium was completed on November 1, 2006. Consolidated backlog as of December 31, 2006 was previously estimated to be in the range of $52 to $54 million. However, due to a recent contract cancellation with $12.8 million remaining, the Company’s adjusted backlog as of February 1, 2007 was approximately $38-40 million. Revenues for the cancelled contract, which was signed in early 2005, were expected to be recognized over the next four to five years as services were performed.

Encorium currently projects total consolidated 2007 net revenues to be in the range of $30 to $34 million, an increase of approximately 20% to 36% from anticipated 2006 net revenues.

Kenneth M. Borow, M.D., President and Chief Executive Officer for Encorium Group, commented, “We are aggressively pursuing business development efforts on a worldwide basis. We are very encouraged by the fact that we are seeing a much broader range of opportunities than we had seen prior to the combination with Remedium. While we are disappointed to have recently received a cancellation from one of our clients, it is important to place it in a proper perspective. This contract, which was initially signed in early 2005, was with a small pharmaceutical company that was recently acquired by a large biotechnology company. The cancellation reflected a change in the operational approach to be utilized in the future by the acquiring company. Despite this cancellation, our 2007 revenue forecast is for strong organic revenue growth. We also expect to supplement this with potential synergistic acquisitions that should enable us to further increase our anticipated revenue growth in future periods.”

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization that is a leader in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as vaccines, infectious diseases, cardiovascular, endocrinology/metabolism, diabetes, gene therapy, immunology, neurology, oncology, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. Encorium believes that its leadership in the design of complex clinical trials, its therapeutic expertise and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process. Encorium is headquartered in Wayne, Pennsylvania with its European base of operations in Espoo, Finland. The Company has a geographic footprint that includes over one billion people in North America, Western/Central/Eastern Europe, Scandinavia, and the Baltics. In addition, Encorium Group, in collaboration with its Brazilian strategic partner, offers full-service CRO capabilities in South and Central America.

This press release contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company’s future operating results and financial condition include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials we are currently managing may change unexpectedly; (iii) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues to decline unexpectedly; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; (xi) our backlog may not be indicative of future revenues and may not generate the revenues expected; (xii) our ability to successfully integrate the businesses of Encorium and Remedium and (xiii) the performance of the combined business to operate successfully and generate growth. You should not place any undue reliance on these forward looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Encorium Group’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2005 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Encorium Group’s investor relations department or The Equity Group Inc.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Encorium Group, Inc.		The Equity Group Inc.
Lawrence R. Hoffman, CPA, Esq.		Adam Prior: (212) 836-9606
Chief Financial Officer		Devin Sullivan (212) 836-9608
(610) 975-9533		aprior@equityny.com
lhoffman@encorium.com		dsullivan@equityny.com
www.encorium.com		www.theequitygroup.com

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